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                                                                    EXHIBIT 99.1

 NETWORK ASSOCIATES TO ACQUIRE ENTERCEPT SECURITY TECHNOLOGIES FOR $120 MILLION
                                    IN CASH

  INDUSTRY-LEADING INTRUSION PROTECTION TECHNOLOGY BLOCKS SECURITY ATTACKS TO PROTECT SERVERS, OPERATING SYSTEMS, AND APPLICATIONS THROUGHOUT AN ORGANIZATION

SANTA CLARA, Calif., April 4, 2003 - Network Associates, Inc. (NYSE: NET), a leader in network security and availability solutions, today announced a definitive agreement to acquire Entercept Security Technologies, a provider of intrusion protection technology, for $120 million in cash. The company provides host-based intrusion protection solutions that proactively detect and stop security attacks before they cause damage.

      Entercept is a privately held company that provides host-based intrusion protection to protect servers, operating systems, databases and applications from security threats. The Entercept products utilize a combination of behavioral rules and signatures to prevent both known and unknown attacks, rather than detecting and reporting an attack after it has occurred. The products protect servers against attacks launched both externally and internally.

      "Network Associates is committed to providing leading-edge security solutions to help our customers proactively protect their enterprise. It is critical for customers to deploy security solutions that detect and stop security attacks before damage is done," said Sandra England, executive vice president of corporate development and strategic research. "This acquisition builds on our intrusion protection vision and is a perfect complement to our acquisition of IntruVert Networks, which provides network-based intrusion protection. With the Entercept technology, we now have proven technology to protect our customers' servers, databases and applications."

      To ensure adequate protection, comprehensive solutions that detect attacks, as well as stop them, need to be deployed throughout a corporation. Unlike traditional intrusion detection solutions that only detect an attack and report it after it has occurred, the Entercept technology moves beyond detection to actively block an attack. Security threats are continuing to increase in frequency and complexity and are spreading faster than ever. For example, the recent Slammer worm spread globally in three minutes, leaving no time to patch before systems could be compromised.


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Entercept's patented behavioral rules technology prevents the damage caused by worms such as Slammer from the start, without patches.

      "Entercept has proven success in delivering next-generation solutions that actively block security attacks," said Lou Ryan, president and chief executive officer of Entercept Security Technologies. "Network Associates' global presence and market leadership in the anti-virus space will enable worldwide expansion of the Entercept solutions."

      Since its inception, Entercept has built a customer base of over 1,100 enterprise and government customers including New Century Mortgage, First Citizens Bank, Corio and Arlington County. The company has also won industry awards including the "Analyst's Choice" award from eWeek, "Innovative Technology" award from Computerworld, and "Product of the Year" from Network Magazine in both 2001 and 2002. Additionally, the company announced this week that SC Magazine awarded them "Five Stars" and "Recommended" intrusion detection product in a competitive review of solutions currently on the market.

      Network Associates expects to finalize the acquisition within the next 45 days.

      With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/.

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NOTE: Network Associates, McAfee, AVERT, Magic Solutions, and Sniffer are either registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. Sniffer(R) brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners. (C)2003 Networks Associates Technology, Inc. All Rights Reserved.

                              Safe Harbor Statement

The foregoing contains forward-looking statements. Forward-looking statements include those regarding Network Associates' anticipated closing of the Entercept acquisition and the company's ability to successfully integrate and offer products containing Entercept technology. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. The Entercept acquisition may not close in a timely manner or at all.


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Network Associates may not be able to successfully integrate Entercept's products and technology and Entercept's technology may not perform as anticipated.

More information on risks and uncertainties related to Network Associates and its business may be found in the company's quarterly and annual reports filed with the United States Securities and Exchange Commission.